Exhibit 99.(i)

ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 016684-0101

July 28, 2015

Precidian ETFs Trust

350 Main St.

Suite 9

Bedminster, New Jersey 07921

Ladies and Gentlemen:

This opinion is given in connection with the filing by Precidian ETFs Trust, a Delaware statutory trust (“Trust”), of Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of the Trust (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 25 to the Registration Statement under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to an indefinite amount of authorized shares of beneficial interest of the MAXIS® Nikkei 225 Index Fund, a separate series of the Trust (the “Fund”). The authorized shares of beneficial interest of the Fund are hereinafter referred to as “Shares”.

We have examined the following Trust documents: (1) the Trust’s Certificate of Trust; (2) the Trust’s Declaration of Trust; (2) the Trust’s Bylaws; (3) the Registration Statement; and (4) such other Trust records, certificates, documents, and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto are effective and comply with all applicable laws and (b) all Shares are issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any amendments thereto, we are of the opinion that the Shares when sold as contemplated in the Registration Statement will be legally issued, fully paid and nonassessable.

This letter expresses our opinion as to the Delaware statutory trust law governing the authorization and issuance of the Shares, but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

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Securities and Exchange Commission

July 28, 2015

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to Foley & Lardner LLP in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP